Exhibit 99.2
AMENDMENT NUMBER 2024-1 (PLAN LOANS)
LOWE’S 401(k) PLAN
This Amendment Number 2024-1 (Plan Loans) to the Lowe’s 401(k) Plan, as amended and restated effective as of January 1, 2024 (the “Plan”) is adopted by Lowe’s Companies, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company maintains the Plan for the benefit of its eligible employees and the eligible employees of its wholly-owned subsidiaries, which have adopted and participate in the Plan; and
WHEREAS, Section 15 of the Plan authorizes the amendment of the Plan by action of the Board of Directors of the Company or the Committee;
WHEREAS, the Company desires to amend the Plan to provide loan opportunities for participants; and
NOW, THEREFORE, the Company does hereby declare that the Plan be, and hereby is, amended as follows:
1.A new Section 10(g), In-Service Distributions, Plan Loans, of the Plan is added effective as of January 1, 2025 and reads as follows:
(g)    Plan Loans. A Participant may borrow from his or her Account. All loans shall be distributed, administered and repaid in accordance with the loan policy for the Plan adopted by the Committee.

2.Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

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IN WITNESS WHEREOF, the Committee has caused this Amendment 2024-1 (Participant Loans) to be executed by a duly authorized member and effective as of January 1, 2025.
LOWE’S COMPANIES, INC.

By:     /s/ David R. Green
    Chair of the Administrative Committee

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